PROGRESS SOFTWARE CORPORATION

Offer to Amend the Portion of Certain Outstanding Options
That Were Unvested as of
December 31, 2004

December 22, 2006

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 12:00 MIDNIGHT, EASTERN TIME, ON JANUARY 24, 2007,
UNLESS THE OFFER IS EXTENDED.

Progress Software Corporation, a Massachusetts corporation (“Progress,” “us” or “we”), is making this offer to amend certain stock options previously granted to our employees under our 1992 Incentive and Nonqualified Stock Option Plan (the “1992 Plan”), 1994 Stock Incentive Plan (the “1994 Plan”), 1997 Stock Incentive Plan, as amended and restated (the “1997 Plan”), 2002 Nonqualified Stock Plan (the “2002 Plan”) and 2004 Inducement Stock Plan (the “2004 Plan” and together with the 1992 Plan, the 1994 Plan, the 1997 Plan and the 2002 Plan, the “Plans”). We have recently determined that the fair market value of our common stock on the applicable measurement dates for such options for accounting and tax purposes was higher than the exercise prices of the options. We are making this offer to mitigate the potential adverse tax consequences that apply to the holder of a stock option when the exercise price is lower than the market price of the company’s stock on the measurement date for such option for tax purposes.

Under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), options granted with an exercise price less than the fair market value of the underlying stock on the applicable measurement date for such options, to the extent they were not vested as of December 31, 2004, will be subject to adverse income taxation unless such options are brought into compliance with Section 409A. We are now offering individuals who were granted options under one or more of the Plans with such a below-market exercise price and who are subject to taxation in the United States the opportunity to amend the portion of their options that (i) was unvested as of December 31, 2004 and (ii) remains outstanding and unexercised on the expiration date of this offer (with such portion to constitute an “Eligible Option”). The effect of the proposed amendment would be to increase the exercise price per share of each Eligible Option to the fair market value per share of our common stock on the measurement date for that option for tax purposes. The increased exercise price per share resulting from such amendment will apply only to the Eligible Option shares. The balance of each option will not be subject to this offer and will not constitute an Eligible Option for purposes of this offer. The portion of the option that does not constitute an Eligible Option will retain its current exercise price and will not, to the extent it was vested as of December 31, 2004, be subject to adverse tax consequences under Section 409A of the Code.

The date of grant, the original exercise price and the exercise price as proposed to be amended of each Eligible Option is set forth on Schedule I to this document. As a convenience, we will also provide to each optionee who is eligible to participate in this offer a personalized Option Summary identifying each Eligible Option held by such optionee and the new exercise price that will apply to each such Eligible Option if the optionee accepts this offer.

We will compensate, on the terms set forth in this document (the “Offer to Amend”) and the related Letter of Transmittal, each optionee who accepts this offer for the increase in the exercise price per share of each Eligible Option that is amended. If you elect, by accepting this offer, to have your Eligible Option amended, you will be eligible to receive a cash payment (the “Cash Bonus”) in a dollar amount determined by multiplying (i) the number of shares of our common stock subject to your Eligible Option by (ii) the amount by which the new exercise price per share exceeds the original exercise price per share of that Eligible Option. The Cash Bonus will have two components. First, the Cash Bonus payable with respect to Eligible Option shares that are vested as of the expiration date of the offer (the “Vested Cash Bonus”) will not be subject to any vesting conditions and will be payable to you as soon as practicable after January 20, 2008, regardless of whether you are employed by us on the date of payment. Because options cease to vest upon termination of employment, optionees whose employment with us has terminated or terminates before the expiration date of the offer will be eligible to receive only the Vested Cash Bonus. Second, any Cash Bonus payable with respect to Eligible Option shares that are scheduled to vest after the expiration date of the offer (the “Unvested Cash Bonus”) will become payable to you in up to four installments payable on or about April 5 and October 5 (each, a “Payment Date”) of 2008 and 2009. The number of installments for the Unvested Cash Bonus will depend on the date when the latest to vest of your Eligible Options will become fully vested in accordance with their respective current vesting schedules, as follows:

•	If the latest to vest of your Eligible Options will become fully vested on or before the first Payment Date, you will receive your entire Unvested Cash Bonus on the first Payment Date.

•	If the latest to vest of your Eligible Options will become fully vested after the first Payment Date and on or before the second Payment Date, you will receive your Unvested Cash Bonus in two equal installments on the first and second Payment Dates.

•	If the latest to vest of your Eligible Options will become fully vested after the second Payment Date and on or before the third Payment Date, you will receive your Unvested Cash Bonus in three equal installments on the first, second and third Payment Dates.

•	If the latest to vest of your Eligible Options will become fully vested after the third Payment Date, you will receive your Unvested Cash Bonus (including any portion attributable to Eligible Options that vest after the third or fourth Payment Dates) in four equal installments on the four Payment Dates.

You must remain employed by us on the applicable Payment Date to receive the portion of the Unvested Cash Bonus payable on that date. We may, in our discretion, accelerate the payment to any recipient of all or any portion of a Cash Bonus. We do not undertake, and will not be obligated, to treat all recipients of Cash Bonuses in the same manner with respect to any discretionary acceleration of the payment of any portion of any Cash Bonus.

The offer set forth in this Offer to Amend and the related Letter of Transmittal (which together with the Offer to Amend, as they may be amended or supplemented from time to time, constitute the “Offer”) will expire on January 24, 2007, unless extended (the “Expiration Date”).

We are making the Offer upon the terms and subject to the conditions set forth in this Offer to Amend and in the related Letter of Transmittal, including the conditions described in Section 7 of this Offer to Amend. You are not required to accept the Offer. The Offer is not conditioned upon the acceptance of the Offer by the holders of any minimum number of Eligible Options.

Each Eligible Option that we accept for amendment will be amended as of the first business day following the Expiration Date of the Offer. Please note that, in order to process these option amendments with E*Trade, your amended options may not be exercisable for up to several business days following the amendment date. Subject to satisfaction of the conditions of the Offer, we currently intend to accept for amendment all the Eligible Options with respect to which each optionee accepts the Offer. The amendment will result in a new exercise price per share equal to the fair market value per share of our common stock on the applicable measurement dates for the options for tax purposes, as set forth on Schedule I to this Offer to Amend. Each amended Eligible Option will otherwise continue to be subject to the same vesting schedule, exercise period, option term and other terms and conditions as in effect for that option immediately prior to its amendment.

As of December 15, 2006, options to purchase 10,452,899 shares of our common stock were issued and outstanding under the Plans, including Eligible Options to purchase up to 1,836,887 shares of our common stock.

Each of our executive officers and directors who held any options that would have constituted Eligible Options has already agreed with us in writing to amend those options to increase the exercise prices of such options to the fair market value of our common stock on the applicable measurement dates for such options as set forth on Schedule I to this Offer to Amend. As a result, none of our executive officers is eligible to participate in the Offer. We have agreed with each executive officer whose options have been amended, other than our Chief Executive Officer, our Senior Vice President and General Counsel and our Senior Vice President, Finance and Administration and Chief Financial Officer, that we will pay him a cash bonus calculated in the same manner and payable on the same dates as would have been the case if he had participated in and accepted the Offer.

The special committee of our board of directors (the “Special Committee”) that has been responsible for conducting an internal review of our stock option accounting has concluded that past and present members of our management knew that relevant accounting rules required us to record stock-based compensation charges when we made below fair market value option grants and recorded such charges when discounted grants were identified; however, management did not apply those rules correctly or assure that they were being applied correctly and therefore failed to record necessary accounting charges. As a result, the Special Committee has determined that our Chief Executive Officer, our Senior Vice President and General Counsel and our Senior Vice President, Finance and Administration and Chief Financial Officer are not eligible to receive any cash payment in connection with the amendment of their options, and the written agreement we have entered into with each of these individuals to increase the exercise price of his options does not provide for the payment of any such cash bonus.

No member of our board of directors holds any Eligible Options, and accordingly none of our directors is eligible to participate in the Offer.

Although our board of directors has approved the Offer, neither we nor our board of directors has made or will make any recommendation as to whether or not you should accept the Offer to amend any Eligible Option. You must make your own decision whether or not to accept the Offer, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to an Eligible Option if it is not amended pursuant to the Offer.

Shares of our common stock are listed on the NASDAQ Global Select Market (“Nasdaq”) and trade under the symbol “PRGS.” On December 21, 2006, the last reported sale price of our common stock on Nasdaq was $27.68. The per share exercise prices to which the Eligible Options will be repriced, as set forth on Schedule I to this Offer to Amend, represent the fair market value of our common stock on the respective measurement dates for the Eligible Options for tax purposes, as determined by us. Neither the original exercise price of the options nor the increased exercise price of the Eligible Options is meant to reflect our view of what the trading price of our common stock will be in the short, medium or long term.

You should direct questions about the Offer or requests for assistance or for additional copies of this document or the Letter of Transmittal to Susan Goida at (800) 425-4425 (domestic) or +1 (201) 872-5840 (international).

We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO and the related Letter of Transmittal. If anyone makes any representation or gives you any information that is different from the representations and information contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO and the related Letter of Transmittal, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether or not you should accept or reject the offer to amend any Eligible Option pursuant to the Offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO and the related Letter of Transmittal or another document which we have incorporated by reference in this Offer to Amend, the Tender Offer Statement on Schedule TO or the Letter of Transmittal.

This Offer to Amend has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state or foreign securities commission nor has the SEC or any state or foreign securities commission passed upon the accuracy or adequacy of the information contained in this Offer to Amend. Any representation to the contrary is a criminal offense. We recommend that you consult with your tax advisors to determine the tax consequences of electing or not electing to participate in the Offer.

IMPORTANT INFORMATION

The date of grant, the original exercise price and the exercise price as proposed to be amended of each Eligible Option is set forth on Schedule I to this document. For your convenience, we will also send you a personalized Option Summary containing a summary of each Eligible Option you currently hold, including the number of shares subject to Section 409A and the new exercise price that will apply to each such Eligible Option if you accept the Offer. If you wish to accept the Offer to amend any Eligible Option, you must timely complete and sign the Letter of Transmittal in accordance with its instructions and (i) fax the completed Letter of Transmittal and any other required documents to Susan Goida at Ernst & Young, facsimile number (866) 821-0293, (ii) send the completed Letter of Transmittal and any other required documents via U.S. mail, Federal Express or other nationally-recognized commercial delivery service to Susan Goida, Ernst & Young, 200 Clarendon Street, 44th Floor, Boston, Massachusetts 02116 or (iii) email the completed Letter of Transmittal and any other required documents to tenderoffer@progress.com. Submission by any other means, including hand delivery, is not permitted.

We are not making the Offer to, nor will we accept any submitted acceptance of the Offer to amend Eligible Options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to legally make the Offer to option holders in any such jurisdiction.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Offer. We are providing this summary term sheet for your convenience. We urge you to read carefully the remainder of this Offer to Amend and the accompanying Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) because the information in this summary and in the introductory pages preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this Offer to Amend and the Letter of Transmittal. We have included references to the sections of this Offer to Amend where you will find a more complete description of the topics in this summary.

Q.	Why is Progress making the Offer?

Progress Software Corporation (“Progress,” “us” or ”we”) is making the Offer to amend certain stock options granted to our employees to mitigate the potential adverse tax consequences that may apply to the holders of those options. These options were issued under our 1992 Incentive and Nonqualified Stock Option Plan (the “1992 Plan”), 1994 Stock Incentive Plan (the “1994 Plan”), 1997 Stock Incentive Plan, as amended and restated (the “1997 Plan”), 2002 Nonqualified Stock Plan (the “2002 Plan”) and 2004 Inducement Stock Plan (the “2004 Plan” and together with the 1992 Plan, the 1994 Plan, the 1997 Plan and the 2002 Plan, the “Plans”), in each case, at a price that we recently determined was less than the fair market value of our common stock on the applicable measurement date for these options.

Under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), options granted with an exercise price less than the fair market value of the underlying stock on the applicable measurement date for such options for tax purposes, to the extent that they were not vested as of December 31, 2004, will be subject to adverse income taxation (as described below), unless the options are brought into compliance with Section 409A. The purpose of the Offer is to enable us to bring such options into compliance with Section 409A by amending the options to increase the respective exercise prices per share to the fair market value of our common stock on the applicable measurement dates for these options for tax purposes. Because we cannot amend these options unilaterally without your consent, your acceptance of the Offer is necessary to effect this amendment. See Section 2.

Q.	Who is eligible to participate in the Offer?

We are offering individuals who received an option under one or more of the Plans with an exercise price less than the fair market value of our common stock on the measurement date for such option and who are subject to taxation in the United States the opportunity to amend the portion of such option that (i) was unvested as of December 31, 2004 and (ii) remains outstanding and unexercised on the expiration date of the Offer (with such portion to constitute an “Eligible Option”) to increase the exercise price per share to the fair market value per share of our common stock on the measurement date for such option for tax purposes. If you hold an outstanding option that is described on Schedule I to this Offer to Amend and are subject to taxation in the United States, you are eligible to participate in the Offer.

None of our executive officers and none of the members of our board of directors holds any Eligible Options and, accordingly, none of those individuals is eligible to participate in the Offer. Options held by our executive officers and directors that would otherwise have constituted Eligible Options have already been amended to increase the exercise prices to those set forth on Schedule I to this Offer to Amend. See Section 1.

Q.	Are optionees residing outside the United States eligible to participate in the Offer?

Yes. If you hold an Eligible Option and are subject to taxation in the United States, you are eligible to participate in the Offer, even if you are not currently residing in the United States. See Section 1.

Q.	What are the components of the Offer?

Each Eligible Option with respect to which an optionee accepts the Offer will be amended to increase the applicable per share exercise price as set forth on Schedule I to this Offer to Amend. In addition, we will compensate each optionee who accepts the Offer for the increased exercise price per share of his or her Eligible Option. If your Eligible Option is amended, you will become eligible to receive a cash payment (the “Cash Bonus”) in a dollar amount determined by multiplying (i) the number of shares of our common stock subject to your Eligible Option by (ii) the amount by which the new exercise price per share exceeds the original exercise price per share of that Eligible Option. The Cash Bonus will have two components. First, the Cash Bonus payable with respect to Eligible Option shares that are vested as of the expiration date of the Offer (the “Vested Cash Bonus”) will not be subject to any vesting conditions and will be payable to you as soon as practicable after January 20, 2008, regardless of whether you are employed by us on the date of payment. Because options cease to vest upon termination of employment, optionees whose employment with us has terminated or terminates before the expiration date of the Offer will be eligible to receive only the Vested Cash Bonus. Second, any Cash Bonus payable with respect to Eligible Option shares that are scheduled to vest after the expiration date of the Offer (the “Unvested Cash Bonus”) will become payable to you in up to four installments payable on or about April 5 and October 5 (each, a “Payment Date”) of 2008 and 2009. The number of installments for the Unvested Cash Bonus will depend on the date when the latest to vest of your Eligible Options will become fully vested in accordance with their respective current vesting schedules, as follows:

•	If the latest to vest of your Eligible Options will become fully vested on or before the first Payment Date, you will receive your entire Unvested Cash Bonus on the first Payment Date.

•	If the latest to vest of your Eligible Options will become fully vested after the first Payment Date and on or before the second Payment Date, you will receive your Unvested Cash Bonus in two equal installments on the first and second Payment Dates.

•	If the latest to vest of your Eligible Options will become fully vested after the second Payment Date and on or before the third Payment Date, you will receive your Unvested Cash Bonus in three equal installments on the first, second and third Payment Dates.

•	If the latest to vest of your Eligible Options will become fully vested after the third Payment Date, you will receive your Unvested Cash Bonus (including any portion attributable to Eligible Options that vest after the third or fourth Payment Dates) in four equal installments on the four Payment Dates.

You must remain employed by us on the applicable Payment Date to receive the portion of the Unvested Cash Bonus payable on that date. We may, in our discretion, accelerate the payment to any recipient of all or any portion of a Cash Bonus. We do not undertake, and will not be obligated, to treat all recipients of Cash Bonuses in the same manner with respect to any discretionary acceleration of the payment of any portion of any Cash Bonus. See Section 1.

Q.	What are the tax consequences if an option is subject to Code Section 409A?

Section 409A, which was added to the Code by the American Jobs Creation Act of 2004, generally provides new rules for the taxation of deferred compensation. In December 2004, September 2005, October 2006 and December 2006, the U.S. Treasury Department and the Internal Revenue Service provided guidance and issued proposed regulations with respect to certain items deemed to constitute deferred compensation under Section 409A. That guidance and the proposed regulations indicate that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the applicable measurement date for such option will, to the extent that option was not vested as of December 31, 2004, be subject to certain adverse tax consequences under Section 409A. Unless remedial action is taken to bring that option into compliance with Section 409A, such a below-market option is subject to the following adverse U.S. federal income tax consequences under Section 409A:

•	The optionee will recognize immediate taxable income for each calendar year during which the option vests, whether in one or more installments. The amount of income recognized each year will be equal to the fair market value of the option shares that have vested during that calendar year, less their exercise price;

•	The optionee will incur an additional twenty percent (20%) penalty tax on the income thus recognized each year; and

•	The optionee may also be liable for interest and penalties if the above taxes are not paid on a timely basis.

Taxation will occur in the manner described above, whether or not the option is exercised. Although it is not entirely clear under the proposed Section 409A regulations, it is likely that the optionee will also be subject to additional income taxes and penalty taxes on any increases to the value of the option shares that occur after the applicable vesting date. Such taxation may continue until the option is exercised or cancelled. See Section 2.

Certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for optionees subject to income taxation in such states, the total penalty tax would be up to 40% (a 20% federal penalty tax and up to a 20% state penalty tax).

Q.	What are the tax consequences if I accept the Offer?

Your acceptance of the Offer to amend your Eligible Options will not result in the recognition of any taxable income for U.S. federal income tax purposes with respect to such Eligible Options, either at the time of the acceptance or at the time your Eligible Options are amended.

If your Eligible Options are amended pursuant to the Offer, you will also avoid the adverse tax consequences under Section 409A of the Code that would otherwise apply to your Eligible Options. Accordingly, as your amended Eligible Options vest in one or more installments, you will not recognize immediate taxable income with respect to the shares that vest at the time, and you will not be subject to any 20% penalty tax or any interest penalty under Section 409A of the Code. However, you will recognize taxable income when you receive the Cash Bonus and you may recognize taxable income when you exercise an Eligible Option and/or when you sell the purchased shares. See Sections 2 and 15.

If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional consequences of participation in the Offer. All eligible participants, including those who are also subject to taxation in foreign jurisdictions, whether by reason of their nationality, residence or otherwise, should consult with their own personal tax advisors as to the tax consequences of accepting the Offer.

Q.	What are the tax consequences if I do not accept the Offer?

If you choose not to accept the Offer to amend your Eligible Options, then you may be subject to the adverse tax consequences under Section 409A described above. You will be solely responsible for any taxes, penalties or interest payable under Section 409A, and we will have a withholding obligation with respect to the taxes. See Section 2.

In addition, if your Eligible Options are not amended pursuant to the Offer, you will not become eligible to receive the Cash Bonus. You should note that the Internal Revenue Service (the “IRS”) has not issued final regulations under Section 409A. There is a chance that any future regulations issued by the IRS may provide some relief with respect to the Eligible Options, but we cannot predict or guarantee the effect of any future IRS guidance. See “Certain Risks of Participating in the Offer — Tax-Related Risks.”

Q.	What securities are subject to the Offer?

The Offer covers all Eligible Options that are described on Schedule I to this Offer to Amend and that were unvested as of December 31, 2004. For your convenience, we will provide you with a personal summary of each Eligible Option that you currently hold, including the number of shares subject to Section 409A and the new exercise price that will apply to each such Eligible Option if you accept the Offer. See Section 1.

Q.	Am I required to participate in the Offer?

No. Participation in the Offer is voluntary. You may choose either to accept the Offer to amend an Eligible Option to increase the applicable exercise price or not to accept the Offer and thereby retain the current exercise price for such option. If you decide not to accept the Offer, you must pay the taxes and penalties required under Section 409A. See Sections 2 and 3.

Q.	If I hold multiple Eligible Options, can I choose which Eligible Options with respect to which I want to accept the Offer?

Yes. If you hold multiple Eligible Options, you can choose which Eligible Options with respect to which you want to accept the Offer. However, if you choose to accept the Offer with respect to any Eligible Option you hold, you must accept the Offer with respect to all of the option shares subject to that Eligible Option. See Section 1.

Q.	Will the terms and conditions of my amended Eligible Option be the same as my Eligible Option?

Except for the new exercise price per share (which will be increased to the fair market value per share of our common stock on the measurement date for the Eligible Option, as set forth on Schedule I to this Offer to Amend), each Eligible Option that is amended pursuant to the Offer will continue to remain subject to the same terms and conditions as in effect for that option immediately prior to its amendment. Accordingly, the amended Eligible Option will vest in accordance with the same vesting schedule measured from the same vesting commencement date and it will have the same exercise period, option term and other conditions currently in effect for that option. No change to the vesting schedule or other terms will occur by reason of the amendment. See Sections 1 and 10.

Q.	When will my Eligible Option be amended?

Each Eligible Option as to which you have timely accepted the Offer will be amended as of the first business day following the expiration date of the Offer (the “Amendment Date”). See Section 1.

Q.	Why do I have to wait until 2008 to receive any portion of my Cash Bonus?

Internal Revenue Service guidance under Section 409A indicates that if the Cash Bonuses are paid in the same calendar year in which the Eligible Options are amended adverse tax consequences under Section 409A will result. Since we expect the Offer to expire (and Eligible Options to be amended for those who elect to participate) during calendar year 2007, we are required to wait until calendar year 2008 to pay the Cash Bonuses in order to avoid these adverse tax consequences.

Q.	What happens if the fair market value of Progress common stock on the Amendment Date is less than the adjusted exercise price per share as set forth on Schedule I to this Offer to Amend? Will my option shares have a price that is less than that adjusted exercise price?

No. Even if the fair market value per share of our common stock on the Amendment Date is less than the adjusted exercise price per share as set forth on Schedule I to this Offer to Amend, your Eligible Option will be amended to have an exercise price per share equal to the adjusted exercise price per share as set forth on Schedule I to this Offer to Amend.

Q.	When can I exercise an amended Eligible Option?

You may exercise an amended Eligible Option at any time following its amendment and prior to its termination for the shares for which it is exercisable at the time. If you exercise an Eligible Option prior to its amendment, it cannot be amended pursuant to the Offer and you will be subject to the taxes and penalties required under Section 409A. See below. Please note that, in order to process the option amendments with E*Trade, your amended Eligible Options may not be exercisable for up to several business days following the Amendment Date.

Q.	Can I exercise my Eligible Option after I accept the Offer but before it is amended?

If you accept the Offer to amend an Eligible Option and subsequently decide that you want to exercise it prior to its amendment, you must first withdraw your previously submitted acceptance with respect to such Eligible Option. If you exercise an option prior to its amendment pursuant to the Offer, you may be subject to adverse tax consequences under Section 409A. You will be solely responsible for any taxes, penalties or interest payable under Section 409A, and we will have a withholding obligation with respect to the taxes. See Section 3.

Q.	Will my amended Eligible Options be incentive stock options or non-statutory options?

The amended Eligible Options will be non-statutory options. When you exercise any amended non-statutory option, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and we must collect the applicable withholding taxes with respect to such income. See Sections 10 and 15.

If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional or different consequences in that jurisdiction of exercising your options. All eligible participants, including those who are also subject to taxation in foreign jurisdictions, whether by reason of their nationality, residence or otherwise, should consult with their own personal tax advisors as to the tax consequences of accepting the Offer.

Q.	When may I exercise the portion of an option that was vested as of December 31, 2004 and that therefore is not an Eligible Option?

You may exercise any portion of an option that was vested as of December 31, 2004 at any time prior to its termination. That portion of the option is not subject to the Offer, does not constitute an Eligible Option for purposes of the Offer and is not subject to the adverse tax consequences under Section 409A. However, if any portion of an affected option that you hold vested after December 31, 2004 and you are subject to taxation in the United States, then we strongly encourage you not to exercise that option until after it has been amended pursuant to the Offer. The tax consequences of exercising such an option are uncertain, and you could be required to pay the additional taxes required by Section 409A, without any expectation of reimbursement from us. We will not reimburse you for any of these taxes that you incur by exercising non-compliant options from this point forward.

Q.	Will I be eligible to receive future option grants if I elect to amend an Eligible Option?

While acceptance of the Offer will not, by itself, entitle you to receive any future option grants, regardless of whether or not you amend any Eligible Options, you may be eligible to receive future option grants in accordance with our standard policies relating to performance and/or promotion.

Q.	If I elect to amend an Eligible Option, will my election affect other components of my compensation?

Your decision to accept or reject the Offer will not affect your future compensation. Your acceptance or rejection of the Offer also will not affect your ability to receive stock or option grants in the future.

Q.	How will my Cash Bonus be taxed?

You will be taxed upon receipt of each payment of the Cash Bonus. The payment will constitute wages for tax withholding purposes. Accordingly, we must withhold all applicable U.S. federal, state and local income and employment withholding taxes as well as all applicable foreign taxes and payments required to be withheld with respect to such payment. You will receive only the portion of the payment remaining after all those taxes and payments have been withheld. See Section 15.

Q.	What are the conditions of the Offer?

The Offer is subject to a number of conditions, which are described in Section 7. These conditions include requirements that there shall have been:

(1) no action or proceeding that relates in any manner to the Offer or that, in our judgment, could materially and adversely affect our business or materially impair the contemplated benefits of the Offer to you or us;

(2) no action threatened, pending or taken, or approval withheld, or statute, rule, regulation, judgment, order or injunction deemed to be applicable to the Offer or us or any of our subsidiaries, that, in our judgment, might directly or indirectly:

•	restrict or prohibit consummation of the Offer;

•	delay or restrict our ability to amend some or all of the Eligible Options;

•	materially impair the benefits of the Offer to you or us; or

•	materially and adversely affect our business or otherwise materially impair in any way the contemplated future conduct of our business.

(3) no general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(4) no significant change in the market price of the shares of our common stock or change in the general political, market, economic or financial conditions in the United States or abroad that could, in our judgment, have a material adverse effect on our business or that, in our judgment, makes it inadvisable to proceed with the Offer;

(5) no decline in either the Dow Jones Industrial Average, the NASDAQ Composite Index, the New York Stock Exchange Composite Index or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on December 22, 2006.

(6) no change in generally accepted accounting principles which could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Offer which would be in excess of any compensation expenses which we would be required to record under generally accepted accounting principles in effect at the time we commence the Offer; and

(7) no change in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership or that of our subsidiaries that, in our judgment, is or may be material to us or our subsidiaries or otherwise makes it inadvisable for us to proceed with the Offer.

Please refer to Section 7 for a complete list of the conditions of the Offer. The completion of the Offer is not conditioned upon the acceptance of the Offer by the holders of any minimum number of Eligible Options.

Q.	When does the Offer expire? Can the Offer be extended, and if so, how will I be notified if it is extended?

The Offer expires on January 24, 2007, at 12:00 midnight, Eastern Time, unless we extend it.

Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If the Offer is extended, we will issue a press release or other public announcement informing you of the extension no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled expiration of the Offer period. See Sections 1 and 16.

Q.	How and when can I accept the Offer to amend an Eligible Option?

If you decide to accept the Offer to amend an Eligible Option, you must deliver to us, before 12:00 midnight, Eastern Time, on January 24, 2007 (or any later date to which the Offer may have been extended by us as described above), the Letter of Transmittal distributed to you, properly completed and duly executed, and any other documents required by the Letter of Transmittal. The Letter of Transmittal and other documents must be (i) faxed to Susan Goida at Ernst & Young, facsimile number (866) 821-0293, (ii) sent via U.S. mail, Federal Express or other nationally-recognized commercial delivery service to Susan Goida, Ernst & Young, 200 Clarendon Street, 44th Floor, Boston, Massachusetts 02116 or (iii) emailed to tenderoffer@progress.com. Responses submitted by any other means, including hand delivery, are not permitted. If we extend the Offer beyond that time, you must deliver these documents before the extended expiration date of the Offer. We will not accept delivery of any Letter of Transmittal after expiration of the Offer. If we do not receive a properly completed and duly executed Letter of Transmittal from you prior to the expiration of the Offer, we will not accept your Eligible Option for amendment, and that option will not be amended pursuant to the Offer.

You do not need to deliver to us the stock option award notice or agreement, if you have it, for your Eligible Option in order to accept the Offer. We reserve the right to reject any or all acceptances of the Offer to amend Eligible Options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept all properly and timely submitted acceptances of the Offer that are not validly withdrawn. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all properly submitted acceptances of the Offer upon the expiration of the Offer, and we will amend those Eligible Options on the Amendment Date to have exercise prices per share equal to the fair market value per share of our common stock on the applicable measurement dates for those Eligible Options. See Section 4.

Q.	During what period of time may I withdraw my previously submitted acceptance of the Offer to amend an Eligible Option?

You may withdraw your acceptance of the Offer with respect to some or all of your Eligible Options at any time before 12:00 midnight, Eastern Time, on January 24, 2007. If we extend the Offer beyond that time, you may withdraw your submitted acceptance with respect to some or all of your Eligible Options at any time until the extended expiration date of the Offer. To withdraw your submitted acceptance, you must send to us a properly completed and executed Withdrawal Form, with the required information while you still have the right to withdraw the submitted acceptance of the Offer. A copy of the Withdrawal Form is enclosed with this Offer to Amend. The Withdrawal Form must be (i) faxed to Susan Goida at Ernst & Young, facsimile number (866) 821-0293, (ii) sent via U.S. mail, Federal Express or other nationally-recognized commercial delivery service to Susan Goida, Ernst & Young, 200 Clarendon Street, 44th Floor, Boston, Massachusetts 02116 or (iii) emailed to tenderoffer@progress.com. Responses submitted by any other means, including hand delivery, are not permitted. Once you have withdrawn your acceptance, you may re-submit an acceptance only if you again follow the acceptance procedures described in this document and the Letter of Transmittal prior to the expiration date of the Offer. If you withdraw your acceptance and do not re-submit an acceptance, you may be subject to adverse income tax consequences under Section 409A. See Section 5.

Q.	Will Progress take an accounting charge in connection with the Offer? What will be the total amount of the Cash Bonuses?

We will account for the impact of the Offer as a stock option modification under Accounting Financial Standards No. 123(R).

If the Offer is accepted with respect to all of the Eligible Options, we expect to pay Cash Bonuses of approximately $3.0 million in the aggregate. See Section 13.

Q.	Why aren’t my shares that vested in 2004 or earlier subject to the Offer?

The IRS’s proposed regulations implementing Section 409A provide that Section 409A does not apply to options that vested prior to January 1, 2005, provided that such options were granted prior to October 4, 2004. See Section 2.

Q.	What does Progress think of the Offer?

Although our board of directors has approved the Offer, neither we nor our board of directors has made or will make any recommendation as to whether or not you should accept the Offer. You must make your own decision whether or not to accept the Offer, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to an Eligible Option if it is not amended. We recommend that you consult with your tax advisors when deciding whether or not you should accept the Offer. See Sections 1 and 2.

Q.	What are some of the key dates to remember?

The commencement date of the Offer is December 22, 2006.

The Offer expires at 12:00 midnight, Eastern Time, on January 24, 2007 (unless we extend it).

The Eligible Options will be amended as of January 25, 2007 (unless we extend the Offer).

The Vested Cash Bonus will be payable to you as soon as practicable after January 20, 2008. Any Unvested Cash Bonus will become payable to you in up to four installments payable on or about April 5 and October 5 (each, a “Payment Date”) of 2008 and 2009. See Section 1.

Q.	Who can I talk to if I have questions about the Offer?

For additional information or assistance, you should contact Susan Goida at (800) 425-4425 (domestic) or +1(201) 872-5840 (international).

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves risks discussed in this Offer to Amend and described below. In addition, information concerning risk factors is included in our Quarterly Report on Form 10-Q for the quarter ended August 31, 2006, which is incorporated by reference herein and may be inspected at, and copies of which may be obtained from, the places and in the manner described in Section 11 of this Offer to Amend. You should carefully consider these risks and are encouraged to consult your investment, tax and legal advisors before deciding to participate in the Offer.

Tax-Related Risks

The Internal Revenue Service could change the expected tax consequences of Section 409A.  As described above and in Section 2 below, based on the current guidance and proposed regulations under Section 409A, each Eligible Option is subject to adverse tax consequences under Section 409A. We believe that we have complied in good faith with the current guidance and proposed regulations with respect to the Offer to amend Eligible Options to avoid the adverse tax consequences of Section 409A. However, you should be aware that the IRS has not yet issued final regulations under Section 409A. In October 2006, the IRS stated that it expected to issue final regulations under Section 409A during 2006 and, accordingly, such final regulations may be issued during the course of the Offer. Such final regulations could be different from the current guidance or our interpretation of that guidance. If the final regulations change the rules regarding deferred compensation as compared with what is reflected in current IRS guidance, it might be unnecessary to amend the Eligible Options in order to avoid their being subject to Section 409A. Alternatively, it is possible that the final regulations could change the rules in such a way that amendment of the Eligible Options in the manner contemplated by the Offer might be ineffective to avoid the application to them of Section 409A. We cannot predict or guarantee the effect of any future IRS guidance.

Tax-related risks for residents of multiple countries.  If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your participation in the Offer. You should be certain to consult your personal tax advisors to discuss these consequences.

State and local taxes.  The discussion in Section 2 and Section 15 of this Offer to Amend describes the material U.S. federal income tax consequences if you participate in the Offer and if you do not participate in the Offer; state and local taxes may differ. Certain states, including California, have adopted provisions similar to Section 409A under state tax law; if you are subject to income taxation in such states, you may incur additional taxes and penalties under such provisions with respect to any Eligible Options.

All option holders should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer.

Procedural Risks

You are responsible for making sure that your Letter of Transmittal and/or Withdrawal Form is received by us prior to the expiration date of the Offer. Your submissions may only be made via facsimile, U.S. mail, Federal Express or other nationally-recognized commercial delivery service or email. Submissions made by any other means, including hand delivery, will not be accepted. We recommend that you keep a copy of your submissions and fax confirmation sheet, U.S. postal receipt, or Federal Express or other nationally-recognized commercial delivery service receipt or email. If we do not have a record of receipt of your Letter of Transmittal and/or Withdrawal Form and you do not have evidence of timely submission, we will not be obligated to change any determinations we may have made regarding your participation in the Offer.

Regulatory Risks

We face risks related to the pending SEC investigation regarding our past practices with respect to stock options.  On June 23, 2006, we received written notice that the Boston, Massachusetts office of the Securities and Exchange Commission was conducting an informal inquiry into our option-granting practices during the period December 1, 1995 through November 30, 2002. The informal inquiry was subsequently expanded to cover periods through the present. On December 19, 2006, the SEC notified us that it has issued a formal order of investigation. The SEC has requested testimony from certain of our officers and documents relating to our stock option practices for the period under investigation. We have produced responsive documents and are in the process of producing additional documents. We are unable to predict accurately what consequences may arise from the SEC investigation. We have already incurred, and expect to continue to incur, significant legal and accounting expenses arising from the investigation. The investigation could also divert the attention of our management and harm our business. If the SEC institutes legal action, we could face significant fines and penalties and be required to take remedial actions determined by the SEC or a court. Although we have filed certain restated financial statements that we believe correct the accounting errors arising from our past option-granting practices, the filing of those financial statements will not resolve the pending SEC investigation. The SEC has not reviewed our restated financial statements, and any future review could lead to further restatements or other modifications of our financial statements.

THE OFFER

1.	Eligible Participants; Eligible Options; Amendment and Cash Bonus; Expiration Date; Additional Considerations

Upon the terms and subject to the conditions of the Offer, we will amend all Eligible Options (as defined below) held by Eligible Participants (as defined below) who accept the Offer in accordance with Section 4, and do not validly withdraw their acceptance in accordance with Section 5 before the Expiration Date (as defined below).

Eligible Participants

Individuals to whom we have granted Eligible Options and who are subject to taxation in the United States are eligible to participate in the Offer (“Eligible Participants”) and to accept the Offer to amend their Eligible Options in accordance with the terms and conditions of the Offer.

None of our executive officers and none of the members of our board of directors holds any Eligible Options and, accordingly, none of those individuals is eligible to participate in the Offer. Options held by our executive officers and directors that would otherwise have constituted Eligible Options have already been amended to increase the exercise prices to those set forth on Schedule I to this Offer to Amend. See Section 12.

Eligible Options

An “Eligible Option” is the portion of each option to purchase shares of our common stock granted under the 1992 Plan, the 1994 Plan, the 1997 Plan, the 2002 Plan or the 2004 Plan with an exercise price less than the fair market value of our common stock on the measurement date for such option for tax purposes, as recently determined by us and reflected on Schedule I to this Offer to Amend, which option (i) was unvested as of December 31, 2004 and (ii) remains outstanding and unexercised upon the Expiration Date of the Offer. No other portion of such option will constitute an Eligible Option. If you are an Eligible Participant and you hold multiple Eligible Options, you may choose which Eligible Options with respect to which you accept the Offer. However, if you are an Eligible Participant and you choose to accept the Offer with respect to any Eligible Option you hold, you must accept the Offer with respect to all of the option shares subject to such Eligible Option. As of December 15, 2006, Eligible Options to purchase 1,836,887 shares of our common stock were outstanding.

Amendment and Cash Bonus

If you accept the Offer to amend an Eligible Option, then the per share exercise price of the shares subject to the Eligible Option will be increased to the fair market value per share of our common stock on the measurement date for that option for tax purposes, as set forth on Schedule I to this Offer to Amend. The balance of that option will not be subject to the Offer and will not constitute an Eligible Option for purposes of the Offer. The portion of the option that does not constitute an Eligible Option will retain its current exercise price and will not, to the extent it was vested as of December 31, 2004, be subject to adverse tax consequences under Section 409A. The “Amendment Date” will be the date on which the Eligible Option will be deemed to be amended to increase the exercise price to the fair market value per share of our common stock on the measurement date for that option for tax purposes, and will be the first business day following the Expiration Date of the Offer. Please note that, in order to process the amendment of your Eligible Option with E*Trade, your amended Eligible Option may not be exercisable for up to several business days following the Amendment Date.

Except for the increased exercise price per share, each Eligible Option that is amended pursuant to the Offer will continue to remain subject to the same terms and conditions as in effect for that option immediately prior to its amendment. Accordingly, the amended Eligible Option will vest in accordance with the same vesting schedule measured from the same vesting commencement date and it will have the same exercise period, option term and other conditions currently in effect for that option.

We will compensate each Eligible Participant who accepts the Offer with respect to an Eligible Option for the increase in the exercise price per share of such Eligible Option. If you accept the Offer with respect to an Eligible Option, you will become eligible to receive a cash payment (the “Cash Bonus”) in a dollar amount determined by multiplying (i) the number of shares of our common stock subject to such Eligible Option by (ii) the amount by which the new exercise price per share exceeds the original exercise price per share of that Eligible Option. The Cash Bonus will have two components. First, the Cash Bonus payable with respect to Eligible Option shares that are vested as of the Expiration Date of the Offer (the “Vested Cash Bonus”) will not be subject to any vesting conditions and will be payable to you as soon as practicable after January 20, 2008, regardless of whether you are employed by us on the date of payment. Because options cease to vest upon termination of employment, optionees whose employment with us has terminated or terminates before the Expiration Date of the Offer will be eligible to receive only the Vested Cash Bonus. Second, any Cash Bonus payable with respect to Eligible Option shares that are scheduled to vest after the Expiration Date of the Offer (the “Unvested Cash Bonus”) will become payable to you in up to four installments payable on or about April 5 and October 5 (each, a “Payment Date”) of 2008 and 2009. The number of installments for the Unvested Cash Bonus will depend on the date when the latest to vest of your Eligible Options will become fully vested in accordance with their respective current vesting schedules, as follows:

•	If the latest to vest of your Eligible Options will become fully vested on or before the first Payment Date, you will receive your entire Unvested Cash Bonus on the first Payment Date.

•	If the latest to vest of your Eligible Options will become fully vested after the first Payment Date and on or before the second Payment Date, you will receive your Unvested Cash Bonus in two equal installments on the first and second Payment Dates.

•	If the latest to vest of your Eligible Options will become fully vested after the second Payment Date and on or before the third Payment Date, you will receive your Unvested Cash Bonus in three equal installments on the first, second and third Payment Dates.

•	If the latest to vest of your Eligible Options will become fully vested after the third Payment Date, you will receive your Unvested Cash Bonus (including any portion attributable to Eligible Options that vest after the third or fourth Payment Dates) in four equal installments on the four Payment Dates.

You must remain employed by us on the applicable Payment Date to receive the portion of the Unvested Cash Bonus payable on that date. We may, in our discretion, accelerate the payment to any recipient of all or any portion of a Cash Bonus. We do not undertake, and will not be obligated, to treat all recipients of Cash Bonuses in the same manner with respect to any discretionary acceleration of the payment of any portion of any Cash Bonus.

We must withhold all applicable U.S. federal, state and local income and employment withholding taxes as well as all applicable foreign tax and other payments from each Cash Bonus payment, and the optionee will receive only the portion of the payment remaining after those taxes and payments have been withheld.

If all the Eligible Participants accept the Offer to reprice all Eligible Options, then the maximum Cash Bonuses payable pursuant to the Offer will be approximately $3.0 million in the aggregate.

Expiration Date

The term “Expiration Date” means 12:00 midnight, Eastern Time, on January 24, 2007, or such later time and date at which the Offer expires in the event we decide to extend the period of time during which the Offer will remain open. See Section 16 for a description of our rights to extend, delay, terminate and amend the Offer and Section 7 for a description of conditions of the Offer.

Additional Considerations

In deciding whether to accept the Offer to amend any Eligible Option, you should know that we continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic partnerships and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant options in the ordinary course of business to our current and new employees, including our executive officers and directors. Our employees, including our executive officers and directors, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in the Offer or in our filings with the Securities and Exchange Commission (the “SEC”), we presently have no specific plans or proposals that relate to or would result in:

•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend policy, or our indebtedness or capitalization;

•	any change in our present board of directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment;

•	any other material change in our corporate structure or business;

•	the delisting of our common stock from Nasdaq;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

•	any change in our articles of organization or bylaws, or any actions which may impede the acquisition of control of us by any person.

2.	Purpose of the Offer

We previously granted to our employees and non-employee directors options to purchase shares of our common stock under the Plans. We have recently determined that the fair market value of our common stock on the applicable measurement dates for such options for accounting and tax purposes was higher than the exercise prices of the options. We are making the Offer to mitigate the potential adverse tax consequences that apply to the holder of a stock option when the exercise price is lower than the market price of our common stock on the measurement date of that option for tax purposes.

Under Section 409A of the Code, options granted with an exercise price less than the fair market value of our common stock on the applicable measurement date for such options, to the extent unvested as of December 31, 2004, will be subject to adverse income taxation unless the option is brought into compliance with Section 409A. The purpose of the Offer is to enable us to bring such options into compliance with Section 409A by increasing the exercise price per share to the fair market value of our common stock on the respective measurement dates for those options. Because we cannot amend these options unilaterally without your consent, your acceptance of the Offer is necessary to effect this amendment.

Section 409A, which was added to the Code by the American Jobs Creation Act of 2004, generally provides new rules for the taxation of deferred compensation. In December 2004, September 2005, October 2006 and December 2006, the U.S. Treasury Department and the IRS provided guidance and issued proposed regulations with respect to certain items deemed to constitute deferred compensation under Section 409A. The guidance and proposed regulations indicate that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the applicable measurement date will, to the extent that option was not vested as of December 31, 2004, be subject to certain adverse tax consequences under Section 409A. Unless remedial action is taken to bring the option into compliance with Section 409A, any such below-market option is subject to the following adverse U.S. federal tax consequences under Section 409A:

•	The optionee will recognize immediate taxable income for each calendar year during which the option vests, whether in one or more installments. The amount of income recognized each year will be equal to the fair market value of the option shares that have vested during that calendar year, less their exercise price.

•	The optionee will incur an additional twenty percent (20%) penalty tax on the income thus recognized each year.

•	The optionee may also be liable for interest and penalties if the above taxes are not paid on a timely basis.

Taxation will occur in the manner described above even if the option remains unexercised. Although it is not entirely clear under the proposed Section 409A regulations, it is likely that the optionee will also be subject to additional income taxes and penalty taxes on periodic increases to the value of the option shares which occurs after the applicable vesting date. Such taxation may continue until the option is exercised or cancelled.

Certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for optionees subject to income taxation in such states, the total penalty tax would be up to 40% (a 20% federal penalty tax and up to a 20% state penalty tax).

The following is an example of the adverse U.S. federal income taxes which may occur under Code Section 409A if remedial action is not taken to bring an Eligible Option into compliance with Section 409A of the Code. This example is based on current guidance and interpretations of Section 409A.

Example:  Assume that you have an option with a grant date of November 1, 2002 that entitles you to purchase 1,000 shares for an exercise price per share of $20. Further assume that option vests in five equal annual installments over the five-year period measured from November 1, 2002 and that, as of December 30, 2004, the option was unvested as to 600 of those shares. Assume that you have not exercised the option. Your right to purchase those 600 shares would constitute an Eligible Option for purposes of the Offer. Further assume that on December 31, 2005, the year of vesting for the first of the three remaining 200-share installments, the fair market value of Progress common stock is $26, that on December 31, 2006, the year of vesting for the second 200-share installment the fair market value of our common stock is $28 and that on December 31, 2007, the year of vesting for the final 200 shares, the fair market value of our common stock is $30. You would have the following U.S. federal tax consequences:

(A) Impact on 2005 Taxes:

Ordinary Income in 2005: Under Section 409A, your Eligible Option would result in your recognition of ordinary compensation income in 2005 with respect to the 200 shares which vest on November 1, 2005. Based on the assumed fair market value of our common stock of $26 per share on December 31, 2005, you would recognize ordinary income of $1,200, calculated as follows:

($26 − $20) x 200 = $1,200

Excise Tax Applicable to 2005 Vesting: In addition, you would incur a penalty tax at that time of $240 ($1,200 x .20 = $240). If you reside in a state that has adopted provisions similar to Section 409A, you could potentially incur an additional penalty tax of up to $240.

(B) Impact on 2006 Taxes:

Ordinary Income in 2006: In 2006, you would recognize additional ordinary compensation income with respect to the 200 shares which vest on November 1, 2006. Based on the assumed fair market value of our common stock of $28 per share on December 31, 2006, you would recognize ordinary income of $1,600, calculated as follows:

($28 − $20) x 200 = $1,600

Excise Tax Applicable to 2006 Vesting: In addition, there would be a $320 penalty tax with respect to such income ($1,600 x .20 = $320). If you reside in a state that has adopted provisions similar to Section 409A, you could potentially incur an additional penalty tax of up to $320.

(C) Impact on 2007 Taxes:

Ordinary Income in 2007: In 2007, you would recognize additional ordinary compensation income with respect to the 200 shares which vest on November 1, 2007. Based on the assumed fair market value of our common stock of $30 per share on December 31, 2007, you would recognize ordinary income of $2,000, calculated as follows:

($30 − $20) x 200 = $2,000

Excise Tax Applicable to 2007 Vesting: In addition, there would be a $400 penalty tax with respect to such income ($2,000 x .20 = $400). If you reside in a state that has adopted provisions similar to Section 409A, you could potentially incur an additional penalty tax of up to $400.

(D) Additional Taxes:

In addition to the taxes described above, you would be subject to additional income taxation and penalty taxes on any increases to the value of those 600 option shares which occur after the applicable vesting dates. Such taxation may continue until the option is exercised or cancelled with respect to those shares. In addition, to the extent that any of the taxes described above are not paid when due, interest and penalties may be assessed on such amounts.

Section 409A only applies to below-market grants of options which were not vested as of December 31, 2004. The portion of any option with an exercise price less than the fair market value of our common stock on the measurement date for such option granted prior to October 4, 2004 which was vested as of December 31, 2004 is not subject to Section 409A.

Pursuant to the transitional relief which the Treasury Department provided under Section 409A, if during 2005 you exercised the portion of your option that has an exercise price less than the fair market value of our common stock on the measurement date for such option which vested in 2005, you avoided any negative tax consequences under Section 409A with respect to that portion. To avoid any adverse tax consequences under Section 409A with respect to the portion of such option which vested after December 31, 2004 but was not exercised in 2005, remedial action must be taken to bring that portion of your option (the “409A Portion”) into compliance with the requirements of Section 409A. We are offering you the opportunity to bring the 409A Portion of your option into compliance with Section 409A through the amendment alternative described in the Offer and summarized in the following paragraph.

The 409A Portion of your option can be amended to increase the exercise price to the per share fair market value of our common stock on the measurement date for that option, as set forth on Schedule I to this Offer to Amend. Such an amendment would bring the 409A Portion of your option into compliance with Section 409A, and you could exercise that 409A-compliant portion as you choose, subject only to the existing terms and provisions in effect for that option.

Accordingly, pursuant to the Offer, you can accept the Offer to amend each Eligible Option you hold to increase the exercise price to the per share fair market value of our common stock on the measurement date for that option, as set forth on Schedule I to this Offer to Amend, and thereby avoid the negative tax consequences of Section 409A described above.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your participation in the Offer. You should be certain to consult your personal tax advisors to discuss these consequences.

Neither we nor our board of directors has made or will make any recommendation as to whether or not you should accept the Offer to amend any Eligible Option, nor have we authorized any person to make any such recommendation. You must make your own decision whether or not to accept the Offer, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to an Eligible Option if it is not amended pursuant to the Offer. You are urged to evaluate carefully all of the information in the Offer and we recommend that you consult your own investment, legal and tax advisors.

3.	Status of Eligible Options Not Amended

If you choose not to accept the Offer to amend an Eligible Option, that option will continue to remain outstanding in accordance with its existing terms, including the 409A Portion which violates Section 409A. Accordingly, if no other action is taken to bring that option into compliance with Section 409A, you may be subject to the adverse U.S. federal income tax consequences described in Section 2 above. You will be solely responsible for any taxes, penalties or interest payable under Section 409A, and we will have a withholding obligation with respect to the taxes.

4.	Procedures for Accepting the Offer to Amend Eligible Options

Proper Acceptance of Offer to Amend.  For your convenience, we will send you a personal summary of each Eligible Option that you currently hold, including the number of shares subject to Section 409A and the new exercise price that will apply to such Eligible Option if you accept the Offer. To validly accept the Offer to amend an Eligible Option pursuant to the Offer, you must, in accordance with the terms of the enclosed Letter of Transmittal, properly complete, duly execute and deliver to us the Letter of Transmittal, along with any other required documents. Except in accordance with the next sentence, the Letter of Transmittal must be executed by the Eligible Option holder. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence satisfactory to us of the authority of such person to act in such capacity must be indicated on the Letter of Transmittal.

We must receive all of the required documents before the Expiration Date. If we extend the Offer beyond that time, we must receive those documents before the extended Expiration Date of the Offer. We will not accept delivery of any Letter of Transmittal or other required documents after expiration of the Offer. If we do not receive a properly completed and duly executed Letter of Transmittal and all other required documents from you prior to the expiration of the Offer, no Eligible Option you hold will be amended. You do not need to deliver to us the stock option award notice or agreement, if you have it, for your Eligible Option in order to accept the Offer.

The Letter of Transmittal and other documents may only be submitted by (i) facsimile to Susan Goida at Ernst & Young, facsimile number (866) 821-0293, (ii) U.S. mail, Federal Express or other nationally-recognized commercial delivery service to Susan Goida, Ernst & Young, 200 Clarendon Street, 44th Floor, Boston, Massachusetts 02116 or (iii) email to tenderoffer@progress.com. Submissions by any other means, including hand delivery, are not permitted. Delivery of all documents, including the Letter of Transmittal and any other required documents, is at the risk of the submitting option holder. You should allow sufficient time to ensure timely delivery.

Although you may choose not to accept the Offer with respect to all Eligible Options you hold, you cannot accept the Offer with respect to only a portion of an Eligible Option. We will not accept such a partial acceptance. Accordingly, if you decide to accept the Offer with respect to any Eligible Option you hold, you must accept the Offer to increase the per share exercise price for all of the option shares subject to such Eligible Option.

If you attempt to include in your Letter of Transmittal any option which is not an Eligible Option or only a portion of an Eligible Option, we will not accept the submitted acceptance with respect thereto, but we do intend to accept any properly submitted acceptance of the Offer to amend an Eligible Option set forth in the Letter of Transmittal.

Determination of Validity; Rejection of Option Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of the Offer, and we will decide, in our sole discretion, all questions as to (i) the portion of each option grant which comprises an Eligible Option for purposes of the Offer; (ii) the number of shares of common stock comprising the Eligible Option, and (iii) the amount of the Cash Bonus relating to each properly submitted acceptance of the Offer to amend an Eligible Option and whether and when such Cash Bonus will be payable, consistent with the terms of the Offer. Our determination as to those matters will be final and binding on all parties. We reserve the right to reject any or all acceptances of the Offer that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept each properly and timely submitted acceptance of the Offer that is not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any acceptance of the Offer. No acceptance of the Offer to amend an Eligible Option will be deemed to have been properly made until all defects or irregularities have been cured by the submitting holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in acceptance of the Offer, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement.  Your acceptance of the Offer to amend an Eligible Option pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance of your submitted acceptance of the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will, promptly upon the expiration of the Offer, accept for amendment all properly submitted acceptances of the Offer to amend Eligible Options that have not been validly withdrawn, and we will increase the exercise price per share of those options on the Amendment Date to the fair market value per share of our common stock on the respective measurement dates for those options, as set forth on Schedule I to this Offer to Amend. Please note that, in order to process the option amendments with E*Trade, amended Eligible Options may not be exercisable for up to several business days following the Amendment Date.

5.	Withdrawal Rights

You may only withdraw your submitted acceptance of the Offer in accordance with the provisions of this Section 5.

You may withdraw your submitted acceptance of the Offer with respect to some or all of your Eligible Options at any time before 12:00 midnight, Eastern Time, on the Expiration Date of the Offer. In addition, unless we accept your Letter of Transmittal and amend your Eligible Option before 12:00 midnight, Eastern Time, on February 21, 2007 (the 40th business day after December 22, 2006), you may withdraw your submitted acceptance of the Offer with respect to some or all of your Eligible Options at any time thereafter. Assuming the Offer is not extended, we currently expect to amend all Eligible Options with respect to which the Offer has been accepted on January 25, 2007.

To validly withdraw your submitted acceptance of the Offer, you must deliver to us a properly completed and duly executed Withdrawal Form with the required information, while you still have the right to withdraw the submitted acceptance of the Offer. You may submit the Withdrawal Form only by (i) facsimile to Susan Goida at Ernst & Young, facsimile number (866) 821-0293, (ii) U.S. mail, Federal Express or other nationally-recognized commercial delivery service to Susan Goida, Ernst & Young, 200 Clarendon Street, 44th Floor, Boston, Massachusetts 02116 or (iii) email to tenderoffer@progress.com. Submissions by any other means, including hand delivery, are not permitted. A copy of the Withdrawal Form is enclosed with this Offer to Amend.

ALTHOUGH YOU MAY WITHDRAW YOUR ACCEPTANCE WITH RESPECT TO SOME OR ALL OF YOUR ELIGIBLE OPTIONS TO THE EXTENT YOU ACCEPT THE OFFER WITH RESPECT TO MULTIPLE ELIGIBLE OPTIONS, YOU MAY NOT WITHDRAW YOUR ACCEPTANCE OF THE OFFER WITH RESPECT TO ONLY A PORTION OF AN ELIGIBLE OPTION. IF YOU CHOOSE TO WITHDRAW YOUR ACCEPTANCE OF THE OFFER WITH RESPECT TO ANY ELIGIBLE OPTION, YOU MUST WITHDRAW THE ENTIRE ACCEPTANCE WITH RESPECT TO SUCH ELIGIBLE OPTION.

Except in accordance with the immediately following sentence, the Withdrawal Form must be executed by the option holder who submitted the acceptance. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence satisfactory to us of the authority of such person to act in such capacity must be indicated on the Withdrawal Form.

You may not rescind any withdrawal, and any acceptance of the Offer you withdraw will not thereafter be deemed to be subject to the Offer, unless you properly re-submit a new Letter of Transmittal indicating your acceptance to amend an Eligible Option before the Expiration Date by following the procedures described in Section 4. This new acceptance must be properly completed, signed and dated after your original Letter of Transmittal and your Withdrawal Form.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Withdrawal Form submitted to us, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding on all parties.

6.	Acceptance of Eligible Options for Amendment

Upon the terms and subject to the conditions of the Offer, we will, upon the Expiration Date, accept for amendment all Eligible Options for which acceptances of the Offer have been properly submitted and not validly withdrawn before the Expiration Date. We will provide oral or written notice to the option holders of our acceptance, which may be by e-mail, press release or other means.

We will amend the exercise price of accepted Eligible Options on the Amendment Date. Please note that, in order to process the option amendments with E*Trade, amended Eligible Options may not be exercisable for up to several business days following the Amendment Date. Promptly following the Expiration Date, we will provide the holder of each Eligible Option subject to a validly submitted acceptance of the Offer with a letter evidencing your eligibility to receive the Cash Bonus in accordance with the terms of the Offer.

7.	Conditions of the Offer

We will not accept any acceptances of the Offer to amend Eligible Options, and we may terminate or amend the Offer or postpone our acceptance and amendment of any Eligible Options, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after December 22, 2006, and prior to the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred and, in our judgment in any such case, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with our acceptance of any acceptances of the Offer to amend Eligible Options:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the repricing of some or all of the Eligible Options pursuant to the Offer or the payment of the Cash Bonuses, or otherwise relates in any manner to the Offer or that, in our judgment, could materially and adversely affect our business, condition (financial or other), assets, operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to you or us;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any agency, authority or tribunal that, in our judgment, would or might directly or indirectly:

•	make the amendment of the Eligible Options or payment of the Cash Bonuses illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relate in any manner to the Offer;

•	delay or restrict our ability, or render us unable, to amend some or all of the Eligible Options;

•	materially impair the benefits of the Offer to you or us, which we believe might occur as a result of further changes to Section 409A of the Code, the regulations thereunder or other tax laws that would affect the Offer or the Eligible Options; or

•	materially and adversely affect our business, condition (financial or other), assets, operating results, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries.

(c) there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our judgment, have a material adverse effect on our business, condition (financial or other), assets, operating results, operations or prospects or on the trading in our common stock, or that, in our judgment, makes it inadvisable to proceed with the Offer;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

•	any decline in either the Dow Jones Industrial Average, the NASDAQ Composite Index, the New York Stock Exchange Composite Index or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on December 22, 2006.

(d) there shall have occurred any change in generally accepted accounting principles or the application or interpretation thereof which could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Offer which would be in excess of any compensation expenses which we would be required to record under generally accepted accounting principles in effect at the time we commence the Offer;

(e) a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before December 22, 2006;

•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before December 22, 2006 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our assets or securities or those of any of our subsidiaries.

(f) any change or changes shall have occurred in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership or that of our subsidiaries that, in our judgment, is or may be material to us or our subsidiaries or otherwise makes it inadvisable for us to proceed with the Offer; or

(g) any rules, regulations or actions by any governmental authority, the Nasdaq Stock Market, or other regulatory or administrative authority of any national securities exchange shall have been enacted, enforced or deemed applicable to us that makes it inadvisable for us to proceed with the Offer.

The conditions of the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons. If we waive a material condition of the Offer, we will extend the Offer to the extent required by applicable law. See Section 16. The Offer is not conditioned upon the acceptance of the Offer by the holders of any minimum number of Eligible Options.

8.	Price Range of Common Stock Underlying the Options

There is no established trading market for Eligible Options, or any other options granted under the Plans.

Our common stock is listed and traded on Nasdaq under the symbol “PRGS.” The following table provides, for the periods indicated, the high and low closing sales prices per share of our common stock as reported on Nasdaq:

	High	Low

Fiscal Year Ending November 30, 2007
First Quarter (through December 21, 2006)	$27.74	$26.65
Fiscal Year Ending November 30, 2006
Fourth Quarter	$29.18	$24.39
Third Quarter	$25.32	$20.78
Second Quarter	$30.22	$22.87
First Quarter	$31.34	$27.71
Fiscal Year Ended November 30, 2005
Fourth Quarter	$35.84	$29.26
Third Quarter	$32.49	$27.20
Second Quarter	$29.88	$22.30
First Quarter	$24.23	$20.97
Fiscal Year Ended November 30, 2004
Fourth Quarter	$23.33	$18.97
Third Quarter	$22.46	$17.82
Second Quarter	$24.75	$17.87
First Quarter	$24.46	$20.10

On December 21, 2006, the closing price of our common stock on Nasdaq was $27.68 per share.

The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of these companies.

9.	Source and Amount of Consideration; Terms of Amended Eligible Options

Consideration.  If we accept your acceptance of the Offer to amend an Eligible Option, that option will be amended to increase the exercise price per share to the fair market value per share of our common stock on the measurement date for that option, as set forth on Schedule I to this Offer to Amend. If you accept the

Offer, then in addition to the repricing of your Eligible Option, you will be eligible to receive the Cash Bonus. The Cash Bonus payments will be made from our existing cash and cash equivalents, and you will be a general creditor of Progress with respect to the Cash Bonus.

If all Eligible Participants accept the Offer to amend all Eligible Options pursuant to the Offer, then the resulting repriced Eligible Options will cover approximately 1,836,887 shares of our common stock, which represents approximately 4.5% of the total number of shares of our common stock outstanding as of December 15, 2006, and the maximum amount of Cash Bonuses payable pursuant to the Offer will be approximately $3.0 million in the aggregate. We believe that our existing cash and short-term investments, which were approximately $241.0 million at November 30, 2006, will be adequate to fund these payments. We have no alternative financing arrangements or plans, and if we were to determine prior to the Expiration Date that our cash and cash equivalents were insufficient to meet our obligations pursuant to the Offer, we would withdraw the Offer or seek to obtain a line of credit or other form of bank financing.

Terms of Amended Eligible Options.  Except for the increased exercise price per share, each Eligible Option that is amended pursuant to the Offer will continue to remain subject to the same terms and conditions as in effect for that option immediately prior to its amendment. Accordingly, the amended Eligible Option will vest in accordance with the same vesting schedule measured from the same vesting commencement date and it will have the same exercise period, option term and other conditions currently in effect for that option.

The amendment of the Eligible Options with respect to which the Offer has been accepted will not create any contractual or other right of the accepting option holders to receive any future grants of stock options or other stock-based compensation. The Offer does not change the “at-will” nature of an optionee’s employment with us, and, except for optionees who are party to an employment agreement with us, an optionee’s employment may be terminated by us or by the optionee at any time, for any reason, with or without cause. The employment of optionees outside the United States may be terminated subject to the requirements of local law and the terms of any employment agreement.

The Eligible Options have all been granted pursuant to the Plans, and the amended Eligible Options which result from repricing of those options will continue to remain outstanding under the respective Plans under which they were granted. The following is a description of the principal features of the Plans which apply to equity awards. The only form of equity award that constitutes Eligible Options for the purposes of the Offer are non-qualified stock options described on Schedule I to this Offer to Amend.

This description is subject to, and qualified in its entirety by reference to, all the provisions of the Plans and any applicable form of stock option award notice or agreement in effect for the Eligible Options. The 1992 Plan, 1994 Plan, 1997 Plan, 2002 Plan and 2004 Plan have been filed as Exhibit 10.12 to our Quarterly Report on Form 10-Q for the quarter ended May 31, 1992, Exhibit 10.16 to our Quarterly Report on Form 10-Q for the quarter ended August 31, 1994, Exhibit 10.7 to our Annual Report on Form 10-K for the fiscal year ended November 30, 2000, Exhibit 10.10 to our Quarterly Report on Form 10-Q for the quarter ended May 31, 2002 and Exhibit 10.12 to our Annual Report on Form 10-K for the fiscal year ended November 30, 2004, respectively. Please contact James W. Romeo at (781) 280-4473 or go to our intranet at http://pin.progress.com/hr/stock/index.pin to obtain a copy of the Plan documents. We will promptly furnish you copies of any of those documents at our expense.

The Plans are each administered by the compensation committee of our board of directors (the “Compensation Committee”). Additionally, the 1992 Plan specifies that the Compensation Committee must consist of at least two members of our board of directors who are not also officers or employees of Progress, the 1994 Plan and the 1997 Plan each specify that the Compensation Committee must consist of at least two “outside directors” and the 2002 Plan and the 2004 Plan each specify that the Compensation Committee must consist of at least two “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act. An “outside director” means any director who (i) is not an employee of Progress or any company in an “affiliated group,” as such term is defined in Section 1504(a) of the Code, which includes Progress (an “Affiliate”), (ii) is not a former employee of Progress or any Affiliate who is receiving compensation for prior services (other than benefits under a tax-qualified retirement plan) during our or any Affiliate’s taxable year,

(iii) has not been an officer of Progress or any Affiliate and (iv) does not receive remuneration from Progress or any Affiliate, either directly or indirectly, in any capacity other than as a director.

The 1992 Plan permits the granting to officers, directors, key employees and others who provide services to us, at the discretion of the Compensation Committee, of incentive stock options and non-qualified stock options. The 1994 Plan and the 1997 Plan each permit the granting to officers, directors, employees and others who provide services to us, at the discretion of the Compensation Committee, of a variety of stock incentive awards based on our common stock, including stock options (both incentive and non-qualified), grants of conditioned stock, unrestricted grants of stock, grants of stock contingent upon the attainment of performance goals and stock appreciation rights. The 2002 Plan permits the granting to employees and others who provide services to us (but not executive officers and directors), at the discretion of the Compensation Committee, of a variety of stock incentive awards based on our common stock, including non-qualified stock options, grants of conditioned stock, unrestricted grants of stock, grants of stock contingent upon the attainment of performance goals and stock appreciation rights. The 2004 Plan is intended to be reserved for persons to whom we may issue securities as an inducement to become employed by us pursuant to the rules and regulations of the Nasdaq Stock Market. Awards under the 2004 Plan may include non-qualified stock options, grants of conditioned stock, unrestricted grants of stock, grants of stock contingent upon the attainment of performance goals and stock appreciation rights. Under each of the Plans, the Compensation Committee selects the person to whom awards are granted and the number, type and terms of the award granted.

Stock Options.  The 1992 Plan, the 1994 Plan and the 1997 Plan each permit the granting of (i) options to purchase our common stock intended to qualify as incentive stock options (“Incentive Options”) under Section 422 of the Code and (ii) options that do not so qualify (“Non-Qualified Options”). The 2002 Plan and 2004 Plan do not permit the granting of Incentive Options. Under each of the Plans, the option exercise price of each option is determined by the Compensation Committee. However, the option exercise price of Incentive Options granted under each of the 1992 Plan and the 1994 Plan and all options granted under the 1997 Plan, the 2002 Plan and the 2004 Plan may not be less than the fair market value of the shares on the date of grant. The option exercise price of Non-Qualified Options granted under the 1994 Plan may not be less than 85% of the fair market value of the shares on the date of grant, and the option exercise price of each option granted under the 1997 Plan cannot be reduced without shareholder approval.

Under each of the Plans, the term of each option is fixed by the Compensation Committee and may not, in the case of Incentive Options under the 1992 Plan, the 1994 Plan and the 1997 Plan and Non-Qualified Options under the 2002 Plan and 2004 Plan, exceed 10 years from date of grant. The Compensation Committee determines at what time or times each option may be exercised and, subject to the provisions of the applicable Plan, the period of time, if any, after death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Compensation Committee.

The exercise price of options granted under each of the Plans may be paid in cash or bank check or other instrument acceptable to the Compensation Committee, or, with the consent of the Compensation Committee, in shares of our common stock. Under the 1992 Plan, the exercise price may also be paid in postal or express money order. Under each of the 1994 Plan, the 1997 Plan, the 2002 Plan and the 2004 Plan, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. At the discretion of the Compensation Committee, options granted under each of the 1994 Plan and the 1997 Plan may include a so-called “reload” feature pursuant to which an optionee exercising an option by delivery of shares of our common stock may be automatically granted an additional option to purchase that number of shares of common stock equal to the number delivered to exercise the original option.

Under each of the 1992 Plan, the 1994 Plan and the 1997 Plan, which permit the granting of Incentive Options, options must meet additional requirements to qualify as Incentive Options, including a $100,000 per year limitation on the value of shares subject to Incentive Options which first become exercisable in any one year, and a maximum 5-year term and exercise price of at least 110% of fair market value in the case of greater-than-10% shareholders.

Conditioned Stock.  Under each of the 1994 Plan, the 1997 Plan, the 2002 Plan and the 2004 Plan, the Compensation Committee may also award shares of our common stock subject to such conditions and restrictions as the Compensation Committee may determine (“Conditioned Stock”). These conditions and restrictions may include provisions for vesting conditioned upon the achievement of certain performance objectives and/or continued employment with us through a specified vesting period. The purchase price of shares of Conditioned Stock is determined by the Compensation Committee. If a participant who holds unvested shares of Conditioned Stock terminates employment for any reason (including death), we have the right to repurchase the unvested shares or to require their forfeiture in exchange for the amount which the participant paid for them. Prior to the fulfillment of the applicable conditions, the participant will have all rights of a shareholder with respect to the shares of Conditioned Stock, including voting and dividend rights, subject only to the conditions and restrictions set forth in the applicable Plan and in the participant’s Conditioned Stock award.

Unrestricted Stock.  Under each of the 1994 Plan, the 1997 Plan, the 2002 Plan and the 2004 Plan, the Compensation Committee may also grant or sell shares of our common stock which are free from any restrictions under the applicable Plan (“Unrestricted Stock”). Under the 1997 Plan, performance-based grants of Unrestricted Stock shall be subject to a one-year holding period and time-based grants of Unrestricted Stock shall be subject to a three-year holding period. Unrestricted Stock may be issued to employees in recognition of past services or other valid consideration, and under the 1997 Plan may be issued in lieu of cash bonuses to be paid to employees pursuant to other bonus plans of ours. Under each of the 1994 Plan and the 1997 Plan, our outside directors may elect to receive all or a portion of their directors’ fees, on a current or deferred basis, in shares of Unrestricted Stock by entering into an irrevocable agreement with us at least six months in advance of the beginning of a calendar year and employees, with the permission of the Compensation Committee, may make similar irrevocable elections to receive a portion of their compensation in Unrestricted Stock.

Performance Share Awards.  Under each of the 1994 Plan, the 1997 Plan, the 2002 Plan and the 2004 Plan, the Compensation Committee may also grant performance share awards entitling the recipient to receive shares of our common stock upon the achievement of individual or company performance goals and such other conditions as the Compensation Committee determines (“Performance Share Awards”). Under each of the 1994 Plan and the 1997 Plan, rights under a Performance Share Award not yet earned will terminate upon a participant’s termination of employment, except as otherwise determined by the Compensation Committee.

Stock Appreciation Rights.  Under each of the 1994 Plan and the 1997 Plan, the Compensation Committee may also grant stock appreciation rights (“Stock Appreciation Rights”) which entitle the holder to receive, upon exercise, shares of our common stock having a fair market value equal to (or, with the consent of the Compensation Committee, cash in the amount of) the amount by which the fair market value of our common stock on the date of exercise exceeds the exercise price of the Stock Appreciation Right, multiplied by the number of shares with respect to which the Stock Appreciation Right is exercised. Stock Appreciation Rights may be granted in conjunction with an option, in which event, upon exercise of one of the awards, the number of shares with respect to which the other award may be exercised is correspondingly reduced.

Amendments and Terminations.  The board of directors may modify, revise or terminate the 1992 Plan, except that the class of persons eligible to receive stock options and the aggregate number of shares issuable under the 1992 Plan (other than pursuant to certain changes in our capital structure) cannot be changed or increased unless approved by our shareholders. The board of directors may at any time amend or discontinue any of the 1994 Plan, the 1997 Plan, the 2002 Plan and the 2004 Plan and the Compensation Committee may at any time amend or cancel outstanding awards (or provide substitute awards) granted under any such Plan for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may be taken under any of these Plans which adversely affects any rights under outstanding awards without the holder’s consent. Under the 1997 Plan, no amendment, unless approved by our shareholders, shall be effective if it would permit the repricing of options or Stock Appreciation Rights granted to our directors and officers or permit the granting of Non-Qualified Options or Stock Appreciation Rights at less than 100% of the fair market value of our common stock on the date of grant. Moreover, under each of the 1994 Plan and the 1997 Plan, no such amendment, unless approved by our shareholders, shall be effective if it would cause the applicable Plan to fail to satisfy any then applicable incentive stock option rules under Federal tax law or applicable requirements of Rule 16b-3 under the Exchange Act. In addition, under the 1997 Plan, no such amendment, unless approved by our shareholders, shall be effective if it would cause a material increase in the number of shares authorized under the 1997 Plan, a material increase in the benefits accruing to participants under the Plan, or a material increase in the eligible class of recipients under the 1997 Plan.

Change of Control Provisions.  The Plans each provide that in the event of a Change of Control (as defined in the applicable Plan or, in the case of the 1992 Plan, as described in Section 8.4 thereof) of Progress, options and certain other awards will become exercisable for the securities, cash or property that the holders of our common stock received in connection with the Change of Control. In addition, the Compensation Committee may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate. The Compensation Committee may also, in its discretion, cancel outstanding options and other awards effective upon the Change of Control, provided that holders have at least thirty days prior to such date in which to exercise such options and awards, to the extent then exercisable.

10.	Amended Eligible Options Will Not Differ from Eligible Options

Except for the increased exercise price per share, each Eligible Option that is amended pursuant to the Offer will continue to remain subject to the same terms and conditions as in effect for that option immediately prior to its amendment. Accordingly, each such Eligible Option will remain a Non-Qualified Option, no change to the vesting schedule will occur by reason of the amendment, and the exercise period, option term and other conditions will also remain unchanged.

11.	Information Concerning Progress

We are a Massachusetts corporation and were incorporated in 1981. Our common stock is listed on Nasdaq under the symbol “PRGS.” Our principal executive offices are located at 14 Oak Park, Bedford, Massachusetts 01730, and our telephone number is (781) 280-4000.

We develop, market and distribute application infrastructure software to simplify and accelerate the development, deployment, integration and management of business applications software. Our mission is to deliver superior software products and services that empower partners and customers to dramatically improve their development, deployment, integration and management of quality applications worldwide. We seek to achieve our mission by providing a robust set of software platforms, tools and services that enable the highly distributed deployment of responsive applications across internal networks, the Internet and occasionally-connected users and simplify the connectivity and integration of applications and data across the enterprise and between enterprises.

More than half of our worldwide revenue is realized through relationships with indirect channel partners, principally application partners and original equipment manufacturers (“OEMs”). Application partners are independent software vendors that develop and market applications utilizing our technology and resell our products in conjunction with sales of their own products that incorporate our technology. These application partners sell business applications in diverse markets such as manufacturing, distribution, financial services, retail and health care. OEMs are companies that embed our products into their software products or devices. We also sell software products and services directly to the business groups and information technology organizations of businesses and governments. We operate in North America, Latin America, Europe, Middle East, Africa and the Asia/Pacific region through local subsidiaries as well as independent distributors.

Selected Financial Data.  The following table provides selected financial data for the five fiscal years ended November 30, 2005 and the nine months ended August 31, 2006 and 2005. The selected financial data as of and for the years ended November 30, 2005, 2004 and 2003 are derived from our restated consolidated financial statements and the notes thereto included in our amended Annual Report on Form 10-K/A for the fiscal year ended November 30, 2005, as filed with the SEC on December 19, 2006, which have been audited by Deloitte & Touche LLP, our independent registered public accounting firm. The remaining selected financial data are unaudited. The selected financial data reflect the restatement of our consolidated financial statements to record additional stock-based compensation expense arising from errors relating to the selection of the measurement date of certain stock option grants for accounting purposes, as described in more detail in Note 14 of the Notes to Consolidated Financial Statements included in our amended Annual Report on Form 10-K/A for the fiscal year ended November 30, 2005. This information should be read together with our consolidated financial statements, including the notes thereto, and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our amended Annual Report on Form 10-K/A for the fiscal year ended November 30, 2005 and Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the quarter ended August 31, 2006.

	Nine Months Ended
	August 31,		Year Ended November 30,
	2006	2005	2005	2004	2003	2002	2001
	(In thousands, except per share data)

Statement of Operations Data:
Revenue	$324,869	$297,419	$405,376	$362,662	$309,060	$273,123	$263,584
Income from operations	31,464	41,378	59,950	42,414	32,421	23,823	16,565
Net income	22,497	32,699	46,257	29,368	24,148	17,470	14,296
Basic earnings per share	0.55	0.87	1.21	0.82	0.71	0.49	0.40
Diluted earnings per share	0.52	0.80	1.12	0.76	0.65	0.47	0.38
Balance Sheet Data:
Cash and short-term investments	237,116		266,420	191,267	219,131	177,193	174,516
Total assets	639,202		561,715	446,814	367,770	290,166	299,380
Long-term debt, including current portion	2,006		2,200	2,438	—	—	—
Shareholders’ equity	431,416		374,004	265,317	220,760	172,963	185,176
Selected Additional Data:
Ratio of earnings to fixed charges	*	*	*	*	*	*	*
Book value per share	10.47		9.25	7.28	6.26	5.18	5.20

*	Not meaningful

We completed a number of acquisitions during the periods presented above. Each of the acquisitions was accounted for as a purchase transaction, and the results of operations of each acquired company has been included in our results of operations from the date of acquisition. Specifically:

•	On June 19, 2006, we acquired Pantero Corporation for approximately $6 million, net of cash acquired;

•	On January 30, 2006, we acquired approximately 91% of the outstanding shares of common stock of NEON Systems, Inc., and we acquired the remaining outstanding shares of common stock of NEON on February 2, 2006. The aggregate purchase price of the acquisition was approximately $51 million, net of cash acquired;

•	On January 20, 2006, we acquired Actional Corporation for approximately $29 million in cash and stock, net of cash acquired;

•	On May 12, 2005, we acquired substantially all of the assets and assumed certain liabilities of EasyAsk, Inc. for approximately $9.0 million, net of cash acquired;

•	On April 6, 2005, we acquired Apama, Inc. for approximately $24.7 million, net of cash acquired;

•	On November 5, 2004, we acquired Persistence Software, Inc. for approximately $11.8 million, net of cash acquired;

•	On December 23, 2003, we acquired substantially all of the assets and certain subsidiaries and assumed certain liabilities of DataDirect Technologies Limited for approximately $87.5 million, net of cash acquired; and

•	On December 19, 2002, we acquired eXcelon Corporation for approximately $24.3 million, net of cash acquired.

The financial information included in our amended Annual Report on Form 10-K/A for the fiscal year ended November 30, 2005 and our Quarterly Report on Form 10-Q for the quarter ended August 31, 2006 is incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described below in this Section 11 under the heading “Additional Information.”

Additional Information.  We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are required to file annual, quarterly and current reports, statements and other information with the SEC relating to our business, financial condition and other matters. Certain information, as of particular dates, concerning our directors and executive officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We have also filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Amend is a part, that includes additional information relating to the Offer.

These reports, statements and other information and SEC filings can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access our publicly filed documents at this site, including the Tender Offer Statement on Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to our website at http://www.progress.com to access the Tender Offer Statement on Schedule TO and related documents.

This Offer to Amend does not contain all of the information contained in the Tender Offer Statement on Schedule TO and the exhibits to the Tender Offer Statement on Schedule TO. We recommend that you review the Tender Offer Statement on Schedule TO, including its exhibits, and the materials identified below in this Section 11 under the heading “Incorporation by Reference” which we have filed with the SEC before making a decision on whether to accept the Offer.

Incorporation by Reference.  The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•	Annual Report on Form 10-K/A for the fiscal year ended November 30, 2005, as amended, as filed with the SEC on December 19, 2006;

•	Quarterly Report on Form 10-Q/A for the quarter ended February 28, 2006, as amended, as filed with the SEC on December 19, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended May 31, 2006, as filed with the SEC on December 19, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended August 31, 2006, as filed with the SEC on December 19, 2006;

•	Definitive Proxy Statement on Schedule 14A, as filed with the SEC on March 20, 2006;

•	Current Reports on Form 8-K, as filed with the SEC on January 23, 2006 (as amended on May 1, 2006), May 1, 2006, June 27, 2006, July 25, 2006, August 25, 2006, August 30, 2006, September 11, 2006, October 19, 2006, November 15, 2006, December 5, 2006 and December 20, 2006; and

•	All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof and prior to the Expiration Date.

Any statement contained in any document incorporated by reference into this Offer to Amend shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Amend or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Amend. You can obtain any of the documents incorporated by reference in this document from the SEC’s website at the address described above. You may also request a copy of these filings, other than exhibits to such filings (unless such exhibits are specifically incorporated by reference into such filings), at no cost, by writing or telephoning James W. Romeo at Progress, 14 Oak Park, Bedford, Massachusetts 01730, phone (781) 280-4473.

12.	Interests of Directors and Officers; Transactions and Arrangements Concerning the Options; Material Agreements with Directors and Officers

None of our executive officers and none of the members of our board of directors holds any Eligible Options and, accordingly, none of those individuals is eligible to participate in the Offer.

In December 2006, each of our executive officers and directors who held any options that otherwise would have constituted Eligible Options agreed with us in writing to amend those options to increase the exercise prices of such options to the fair market value of our common stock on the applicable measurement dates for such options as set forth on Schedule I to this Offer to Amend. We have agreed with each executive officer whose options have been amended, other than our Chief Executive Officer, our Senior Vice President and General Counsel and our Senior Vice President, Finance and Administration and Chief Financial Officer, that we will pay him a cash bonus calculated in the same manner and payable on the same dates as would have been the case if he had participated in and accepted the Offer.

The special committee of our board of directors (the “Special Committee”) that has been responsible for conducting an internal review of our stock option accounting has concluded that certain members of our management knew that relevant accounting rules required us to record stock-based compensation charges when we made below fair market value option grants, but failed to apply those rules correctly or assure that they were being applied correctly and therefore failed to record necessary accounting charges. As a result, the Special Committee has determined that our Chief Executive Officer, our Senior Vice President and General Counsel and our Senior Vice President, Finance and Administration and Chief Financial Officer are not eligible to receive any cash payment in connection with the amendment of their options, and the written agreement we have entered into with each of these individuals to increase the exercise price of his options does not provide for the payment of any such cash bonus.

The following table provides the maximum amount of the cash bonus payable to each of our executive officers who is eligible to receive such a bonus as a result of the amendment of his affected options:

		Maximum Aggregate
Name	Position and Offices Held	Cash Bonus

David G. Ireland	President, Progress OpenEdge Division	$247,127

Richard D. Reidy	President, DataDirect Technologies	$253,563

Jeffrey R. Stamen	Senior Vice President, Corporate Development and Strategy	$110,000

Gordon A. Van Huizen	Vice President and General Manager, Progress Enterprise Infrastructure Division	$56,000

A list of the current members of our board of directors and executive officers is attached as Schedule II to this Offer to Amend. As of December 15, 2006, our executive officers and directors as a group beneficially owned outstanding options under our various stock option plans to purchase a total of 4,306,894 shares of our common stock. That number represented approximately 41.2% of the shares of our common stock subject to all options outstanding under our various stock option plans as of that date.

We have entered into agreements (an “Employee Retention and Motivation Agreement”) with each of the executive officers listed on Schedule II to this Offer to Amend (each, a “Covered Person”). Each Employee

Retention and Motivation Agreement provides for certain payments and benefits upon a Change in Control (as defined in such agreement) of Progress and upon an Involuntary Termination (as defined in such agreement) of the Covered Person’s employment by us. Upon a Change in Control, the final twelve-month vesting portion of each outstanding unvested option grant held by each Covered Person shall automatically become vested and each Covered Person’s annual cash bonus award shall be fixed and guaranteed at his respective target level.

Payment of such bonus will immediately occur on a pro-rata basis with respect to the elapsed part of the relevant fiscal year and the balance of such bonus will be paid at the end of such fiscal year or immediately upon Involuntary Termination of such Covered Person if such event occurs prior to the end of the relevant fiscal year. In addition, upon Involuntary Termination of a Covered Person, the final twelve-month vesting portion of each outstanding unvested option grant held by such Covered Person shall automatically become vested. If such Involuntary Termination occurs within six months following a Change in Control then the Covered Person shall receive a lump sum payment equal to nine months of target compensation (which includes both fixed and variable compensation) and such Covered Person’s benefits shall continue for nine months. If such Involuntary Termination occurs after six months but prior to twelve months following a Change in Control then the Covered Person shall receive a lump sum payment equal to six months of target compensation (which includes both fixed and variable compensation) and such Covered Person’s benefits shall continue for six months.

In November 2005, the Compensation Committee, on our behalf, entered into a letter agreement with Joseph W. Alsop, our Chief Executive Officer, in which we committed to grant Mr. Alsop a non-qualified stock option to purchase 120,000 shares of our common stock. However, we decided to defer the grant of the option until such time, if ever, as our shareholders approved an increase in the number of shares available for grant under our shareholder approved plans and the Compensation Committee determined that a sufficient number of shares were available to make the grant and to meet its other objectives. We granted an option to purchase 30,000 of these 120,000 shares with an exercise price of $23.07 per share to Mr. Alsop in May 2006, and we granted an option to purchase an additional 30,000 of these 120,000 shares with an exercise price of $25.01 per share to Mr. Alsop in September 2006. Options for the remaining 60,000 shares, if and when they are granted, will have an exercise price equal to the fair market value of our common stock on the future date of grant. The stock option will vest as if it had been granted on November 15, 2005 and otherwise will have terms identical to other options granted to employees on that date who had six months of service with us as of March 1, 2005. The option will also have such other terms and conditions as the compensation committee may determine at the time of grant.

Schedule III to this Offer to Amend sets forth a table indicating the beneficial ownership of our common stock by our directors and executive officers as of December 15, 2006.

During the 60-day period ended December 21, 2006:

•	we granted options to purchase an aggregate of 14,000 shares of our common stock, of which (i) options to purchase 10,000 shares with an exercise price of $28.57 per share were granted on November 20, 2006 to Charles F. Kane, in connection with his election as a member of our board of directors and (ii) options to purchase a total of 4,000 shares with per share exercise prices ranging from $27.34 to $28.57 were granted on November 27, 2006 and November 20, 2006 to recently-hired employees who are not executive officers;

•	individuals exercised options to acquire 32,070 shares of our common stock with exercise prices per share ranging from $12.8125 to $25.01, none of which shares were acquired by our directors and executive officers;

•	options to purchase an aggregate of 73,643 shares of common stock under all of our various stock option plans were cancelled or expired, none of which were held by our directors and executive officers; and

•	none of our directors and executive officers sold any shares of our common stock.

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, except as otherwise described in the bullets above or incorporated by reference in this Offer to Amend and other than stock option grants in the ordinary course to employees who are not executive officers, none of Progress, our directors, executive officers, affiliates or subsidiaries have effected any transactions involving our common stock during the 60-day period ended December 21, 2006.

There are no other persons controlling Progress.

13.	Status of Options Amended by Us in the Offer; Accounting Consequences of the Offer

Eligible Options validly tendered and accepted by us in the Offer will be amended on the Amendment Date to have an increased exercise price per share equal to the fair market value per share of our common stock on the respective measurement dates for such options, as set forth on Schedule I to this Offer to Amend. The terms and provisions of each amended Eligible Option resulting from the acceptance of the Offer will not differ from the terms and provisions in effect for that option at the time of acceptance, except for the amended exercise price. All Eligible Options, whether or not amended pursuant to the Offer, will continue to remain outstanding options under the respective Plans under which they were granted.

We will account for the impact of the Offer as a stock option modification under Accounting Financial Standards No. 123(R).

14.	Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our amending the Eligible Options to have an increased exercise price per share or paying the Cash Bonuses, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for such amendment of those options or the payment of the Cash Bonuses as contemplated herein, except as contemplated by the Tender Offer Statement on Schedule TO. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of the Eligible Options submitted for amendment under the Offer or the payment of the Cash Bonuses pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or taken without substantial conditions or that the failure to obtain any such approval or take other action might not result in adverse consequences to our business. Our obligation to amend Eligible Options is subject to certain conditions, including the conditions described in Section 7.

15.	Material U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences applicable to the amendment of the Eligible Options and the payment of the Cash Bonuses. Foreign, state and local tax consequences are not addressed.

Acceptance of Offer.  If you accept the Offer to amend an Eligible Option, you will not recognize any taxable income with respect to such Eligible Option for U.S. federal income tax purposes at the time of your acceptance.

Amendment of Option.  The amendment of your Eligible Option is not a taxable event for U.S. federal income tax purposes.

Exercise of Amended Eligible Option.  Your amended Eligible Option will continue to be taxable as a non-statutory stock option for U.S. federal income tax purposes. Accordingly, upon each exercise of your amended Eligible Option, you will recognize immediate taxable ordinary income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and we must collect the applicable withholding taxes with respect to such income.

Sale of Acquired Shares.  The subsequent sale of the shares acquired upon the exercise of your amended Eligible Option will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of (i) the exercise price paid for the shares plus (ii) the taxable income recognized in connection with the exercise of your amended Eligible Option for those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are not sold until more than one (1) year after the date the amended Eligible Option is exercised to acquire those shares.

Cash Bonus.  You will be immediately taxed upon receipt of each payment of the Cash Bonus. The payment will constitute wages for tax withholding purposes. Accordingly, we must withhold all applicable federal, state and local income and employment withholding taxes as well as all applicable foreign taxes and payments required to be withheld with respect to such payment, and you will receive only the portion of the payment remaining after those taxes have been withheld.

Foreign Taxation.  If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of a Progress option grant and/or your participation in the Offer. You should be certain to consult your personal tax advisors to discuss these consequences.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE FOREIGN AND U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

16.	Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance and amendment of any Eligible Options by making a public announcement thereof.

We also expressly reserve the right, in our discretion, at any time prior to the Expiration Date, to terminate or amend the Offer and to postpone our acceptance and amendment of any Eligible Options with respect to which the Offer has been accepted upon the occurrence of any of the conditions specified in Section 7, by making a public announcement thereof. Our reservation of the right to delay our acceptance and amendment of the accepted Eligible Options is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the accepted Eligible Options promptly after termination or withdrawal of the Offer.

Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the public announcement will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Those rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least ten business days after the date of such notification:

(1) we change the terms of the proposed amendment of the Eligible Options, or increase or decrease the amount of the Cash Bonus to be paid to the holders of Eligible Options; or

(2) we decrease the number of Eligible Options eligible to be accepted for amendment in the Offer.

17.	Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting or recommending submissions of Eligible Options for amendment pursuant to the Offer. We expect that certain of our officers and employees will, in the normal scope of their employment, participate in the distribution of this

Offer to Amend, the related Letter of Transmittal and the Option Summaries and the dissemination of any additional information about the Offer that we may announce publicly. We do not intend to pay any such officer or employee any additional consideration for any such services.

18.	Forward-Looking Statements; Miscellaneous

This Offer to Amend and the documents referred to above and incorporated by reference in this Offer to Amend may contain “forward-looking” statements and information, which involve risks and uncertainties. Actual future results may differ materially. Statements indicating that we “anticipate,” “expect,” “intend,” “estimate,” “believe,” “are planning” or “plan to” are forward-looking, as are other statements concerning future financial results, product offerings or other events that have not yet occurred. There are several important factors that could cause actual results or events to differ materially from those anticipated by the forward-looking statements. Such factors include those described in Part II, Item 1A of our Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2006 and in Part I, Item 1A of our amended Annual Report on Form 10-K/A for the fiscal year ended November 30, 2005, in each case under the heading “Risk Factors.” Although we have sought to identify the most significant risks to our business, we cannot predict whether, or to what extent, any of such risks may be realized. We also cannot assure you that we have identified all possible issues which we might face. We undertake no obligation to update any forward-looking statements that we make, except as required by applicable law. We confirm that we will comply with Rule 13e-4(d)(2) and Rule 13e-4(e)(3) of the Exchange Act with respect to the information presented to security holders.

The safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the act. The act does not provide this protection for transactions such as the Offer, to the extent it constitutes a tender offer, and may not be available for our forward-looking statements contained in this document.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the Offer will not be made to, nor will acceptances of the Offer be accepted from or on behalf of, the holders of Eligible Options residing in such jurisdiction.

We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO and the related Letter of Transmittal. If anyone makes any representation to you or gives you any information different from the representations and information contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO and the related Letter of Transmittal, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether or not you should accept the Offer. You should rely only on the representations and information contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO and the related Letter of Transmittal or to which we have referred you.

PROGRESS SOFTWARE CORPORATION

December 22, 2006

SCHEDULE I

OPTION GRANT DATES, ORIGINAL EXERCISE PRICES
AND EXERCISE PRICES AS PROPOSED TO BE AMENDED

Date of Grant	Original Exercise Price	Amended Exercise Price

September 4, 1997	$6.00	$6.67

September 1, 1998	$9.00	$9.41

November 10, 1998	$11.50	$16.19

May 17, 1999	$10.47	$13.88

February 18, 2000	$19.25	$23.00

October 6, 2000	$12.06	$14.94

November 30, 2000	$12.94	$14.94

December 21, 2000	$13.00	$13.81

April 3, 2001	$12.81	$14.30

October 10, 2001	$13.08	$17.42

February 6, 2002	$15.41	$17.75

August 2, 2002	$13.24	$13.50

November 15, 2002	$12.28	$13.22

February 24, 2003	$15.07	$16.99

April 9, 2003	$16.87	$23.48

August 1, 2003	$19.78	$22.27

January 2, 2004	$20.68	$23.00

May 24, 2004	$18.15	$18.75

September 27, 2004	$19.25	$21.45

April 15, 2005	$24.91	$29.30

June 8, 2005	$27.91	$30.71

I-1

SCHEDULE II

DIRECTORS AND EXECUTIVE OFFICERS OF PROGRESS

The directors and executive officers of Progress and their respective positions and offices as of December 15, 2006 are set forth in the following table. The business address of each of our directors and executive officers is c/o Progress Software Corporation, 14 Oak Park, Bedford, Massachusetts 01730.

Name	Position and Offices Held

Joseph W. Alsop	Director, Co-Founder and Chief Executive Officer
Roger J. Heinen, Jr.	Director
Charles F. Kane	Director
Michael L. Mark	Director
Scott A. McGregor	Director
Amram Rasiel	Director
James D. Freedman	Senior Vice President and General Counsel
David G. Ireland	President, Progress OpenEdge Division
Richard D. Reidy	President, DataDirect Technologies
Norman R. Robertson	Senior Vice President, Finance and Administration and Chief Financial Officer
Jeffrey R. Stamen	Senior Vice President, Corporate Development and Strategy
Gordon A. Van Huizen	Vice President and General Manager, Progress Enterprise Infrastructure Division

II-1

SCHEDULE III

BENEFICIAL OWNERSHIP OF PROGRESS SECURITIES BY
DIRECTORS AND EXECUTIVE OFFICERS OF PROGRESS

The following table provides the aggregate number and percentage of shares of our common stock that were beneficially owned by our directors and executive officers and their respective associates, if any, as of December 15, 2006. For purposes of this table, and in accordance with SEC rules, shares of common stock are considered “beneficially owned” if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to divest of or direct the divestment of the securities. A person is also considered to beneficially own shares of common stock that he or she has the right to acquire within 60 days after December 15, 2006, in accordance with Rule 13d-3 under the Exchange Act.

Directors and Executive Officers

	Beneficially Owned
	Shares
Name of Beneficial Owner(1)	Number	Percentage

Joseph W. Alsop(2)	2,274,559	5.3%
Amram Rasiel(3)	574,000	1.4%
Richard D. Reidy(4)	400,711	1.0%
David G. Ireland(5)	323,206	*
Norman R. Robertson(6)	276,282	*
Michael Mark(7)	169,250	*
Scott A. McGregor(8)	101,000	*
Roger J. Heinen, Jr.(9)	44,500	*
Charles F. Kane(10)	500	*
James D. Freedman(11)	115,240	*
Jeffrey P. Stamen(12)	77,206	*
Gordon A. Van Huizen(13)	23,668	*
All directors and executive officers as a group (12 persons)(14)	4,380,122	9.8%

*	Less than 1%

(1)	All persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and subject to the other information contained in the footnotes to this table.

(2)	Includes 2,025,000 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of December 15, 2006.

(3)	Includes 33,000 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of December 15, 2006.

(4)	Includes 399,641 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of December 15, 2006.

(5)	Includes 301,900 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of December 15, 2006.

(6)	Includes 268,440 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of December 15, 2006.

(7)	Includes 93,250 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of December 15, 2006.

(8)	Includes 89,000 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of December 15, 2006.

III-1

(9)	Includes 35,500 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of December 15, 2006.

(10)	Includes 500 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of December 15, 2006.

(11)	Includes 109,570 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of December 15, 2006.

(12)	Includes 67,148 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of December 15, 2006.

(13)	Includes 23,668 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of December 15, 2006.

(14)	Includes 3,446,617 shares issuable upon the exercise of outstanding options that are exercisable within 60 days of December 15, 2006.

III-2